Exhibit 99.1
EDAC TECHNOLOGIES AGAIN REPORTS RECORD QUARTERLY OPERATING PROFIT AND
THEIR HIGHEST QUARTERLY SALES IN EIGHT YEARS
FARMINGTON, Conn., July 30, 2007 — EDAC Technologies Corporation (NASDAQ: EDAC), a designer and manufacturer of tools, fixtures, jet engine components, injection molds and spindles, today reported results for the second quarter of 2007.
Sales for the second quarter of 2007 were $12,467,000 and net income was $820,000 or $0.17 per diluted share, versus sales of $9,581,000 and net income of $414,000 or $0.09 per diluted share for the second quarter of 2006. Income from operations increased to $1,466,000 in 2007 from $794,000 in 2006. The second quarter of 2006 included costs of $116,000 which were not incurred in the second quarter of 2007 and consisted primarily of costs associated with expansion of our manufacturing capacity by approximately 24,000 square feet and bonus expense.
For the six months ended June 30, 2007, sales were $24,783,000 and net income was $1,601,000 or $0.33 per diluted share versus sales of $19,176,000 and net income of $707,000 or $0.15 per diluted share for the six months ended July 1, 2006. Selling, general and administrative expenses for the six months ended July 1, 2006 include $342,000 of costs which were not incurred in the six months ended June 30, 2007 and consisted primarily of plant reconditioning and moving expenses, professional fees and bonuses.
Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the continued strong results. Our operating profit for the second quarter was the highest in our history. Total backlog remains strong at $31,500,000. Our second quarter sales were our highest quarterly sales in eight years. Sales increased by $2,901,000 in our Precision Aerospace product line for the second quarter 2007 compared to the second quarter 2006. Our 2007 capital plan includes over $3.7 million in machinery and equipment additions to increase productivity and production capacity. Through the second quarter we have invested over $1,139,000 in machinery and equipment and have made commitments for an additional $1 million. We are also very pleased to have returned to the NASDAQ Stock Exchange on May 31, 2007. We will continue to make investments and pursue opportunities that will position us for future growth and strengthen EDAC for the long term.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the three months ended		For the six months ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Sales	$12,467,061	$9,580,774	$24,782,699	$19,176,353
Cost of sales	10,020,820	7,816,023	19,988,914	15,786,957

Gross profit	2,446,241	1,764,751	4,793,785	3,389,396
Selling, general and administrative expenses	980,025	970,278	1,897,650	1,984,143

Income from operations	1,466,216	794,473	2,896,135	1,405,253
Non-operating income (expense):
Interest expense	(170,053)	(165,076)	(364,489)	(318,475)
Other income	5,520	41,634	10,315	56,022

Income before income taxes	1,301,683	671,031	2,541,961	1,142,800
Provision for income taxes	482,000	257,000	941,000	436,000

Net income	$819,683	$414,031	$1,600,961	$706,800

Income per common share data:
Basic income per share	$0.18	$0.09	$0.35	$0.16

Diluted income per share	$0.17	$0.09	$0.33	$0.15

Weighted average shares outstanding:
Basic	4,571,853	4,515,104	4,554,294	4,511,175
Diluted	4,920,872	4,800,896	4,885,743	4,796,109

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	June 30,	December 30,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash	$1,295,643	$925,197
Accounts receivable, net	7,101,595	7,331,226
Inventories, net	7,993,124	8,234,866
Prepaid expenses and other current assets	108,527	56,438
Refundable income taxes	140,650	140,650
Deferred income taxes	211,394	211,394

Total current assets	16,850,933	16,899,771

PROPERTY, PLANT AND EQUIPMENT	31,785,360	30,646,744
Less: accumulated depreciation	21,448,938	20,315,938

	10,336,422	10,330,806

DEFERRED INCOME TAXES	1,022,786	1,248,786

OTHER ASSETS	74,583	86,001

TOTAL ASSETS	$28,284,724	$28,565,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$756,340	$—
Revolving line of credit	—	1,000,000
Current portion of long-term debt	1,959,503	1,895,436
Trade accounts payable	3,586,054	4,806,090
Employee compensation and amounts withheld	1,697,205	1,511,820
Accrued expenses	548,084	355,415
Customer advances	116,552	120,767

Total current liabilities	8,663,738	9,689,528

LONG-TERM DEBT, less current portion	7,083,514	8,081,720

OTHER LONG-TERM LIABILITIES	163,981	163,981

SHAREHOLDERS’ EQUITY:
Common stock	11,458	11,316
Additional paid-in capital	9,672,941	9,530,688
Retained earnings	4,172,133	2,571,172
Accumulated other comprehensive loss	(1,483,041)	(1,483,041)

Total shareholders’ equity	12,373,491	10,630,135

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,284,724	$28,565,364

Contact:	Glenn L. Purple
Vice President-Finance
860 677-2603